Exhibit 99.1

CA Technologies Reports Fourth Quarter and Full Fiscal Year 2012 Results

  Fourth Quarter Revenue Grows 6 Percent in Constant Currency and 5 Percent as Reported
  Fourth Quarter GAAP EPS Grows 19 Percent in Constant Currency and 22 Percent as Reported; Non-GAAP EPS Grows 10 Percent in Constant Currency and 17 Percent as Reported
  Fourth Quarter Cash Flow From Continuing Operations Increases 20 Percent in Constant Currency and 22 Percent as Reported
  Issues Full Fiscal Year 2013 Outlook

ISLANDIA, N.Y.--(BUSINESS WIRE)--May 10, 2012--CA Technologies (NASDAQ:CA) today reported financial results for its fourth quarter and full fiscal year 2012, ended March 31, 2012.

	Fourth Quarter FY12 vs. FY11				Full Year FY12 vs. FY11
(dollars in millions, except share data)	FY12	FY11	% Change	% Change CC**	FY12	FY11	% Change	% Change CC**
Revenue	$1,188	$1,128	5%	6%	$4,814	$4,429	9%	7%
GAAP Income from continuing operations	$211	$187	13%	12%	$938	$823	14%	9%
Non-GAAP Income from continuing operations*	$264	$247	7%	2%	$1,117	$984	14%	8%
GAAP Diluted EPS from continuing operations	$0.45	$0.37	22%	19%	$1.90	$1.60	19%	14%
Non-GAAP Diluted EPS from continuing operations*	$0.56	$0.48	17%	10%	$2.27	$1.92	18%	13%
Cash Flow from continuing operations	$776	$634	22%	20%	$1,505	$1,377	9%	6%
* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.
**CC: Constant Currency

EXECUTIVE COMMENTARY

“We finished fiscal 2012 by delivering a solid fourth quarter,” said Bill McCracken, CA Technologies chief executive officer. “Fiscal 2012 was a year that further demonstrated CA Technologies progress against its strategic goals and our commitment to consistently delivering innovative solutions and services to our customers, revenue and earnings growth and attractive, sustainable returns to our shareholders.

“In fiscal 2013 we will continue to focus on improving our execution, expanding our presence in large existing enterprises, and winning new accounts in large new enterprises and growth markets,” he said. “We also will continue to follow a strategy that thoughtfully balances investments in the business to fuel growth with the return of cash to our shareholders.”

REVENUE AND BOOKINGS

During the fourth quarter, the Company saw demand for its services and learning, virtualization and service automation, security and mainframe solutions. This was offset by softness in mainframe capacity and service assurance. About 4 percentage points of revenue growth in constant currency and 3 percentage points as reported were driven by organic products, with the remaining 2 percentage points in constant currency and as reported coming from products from recent acquisitions. About 63 percent of the Company’s revenue in the fourth quarter came from North America, while 37 percent came from International operations.

Fourth Quarter

Total revenue year-over-year:

  Total revenue was $1.188 billion, up 6 percent in constant currency and 5 percent as reported.
  Total revenue backlog was $8.473 billion, down 2 percent in constant currency and 3 percent as reported. The current portion of revenue backlog was $3.714 billion, up 1 percent in constant currency and flat as reported.
  North America revenue was $748 million, up 9 percent in constant currency and as reported.
  International revenue was $440 million, up 1 percent in constant currency and flat as reported.

Bookings year-over-year:

  Total bookings in the fourth quarter were $1.542 billion, down 17 percent in constant currency and 18 percent as reported. Fourth quarter bookings in fiscal year 2011 were positively affected by a five-year contract renewal of approximately $500 million with a large IT outsourcer.

  The Company renewed a total of 27 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $694 million. During the fourth quarter of fiscal year 2011, the Company renewed a total of 21 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $989 million. The fiscal year 2011 total included the large renewal mentioned above.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.41 years, compared with 3.82 years for the same period in fiscal year 2011.
  North America bookings were $895 million, down 35 percent in constant currency and as reported. North America bookings in the fourth quarter of fiscal year 2011 were positively affected by the large contract renewal mentioned above.
  International bookings were $647 million, up 33 percent in constant currency and 27 percent as reported. International bookings were positively affected by a large, multi-year contract with a financial institution in Europe.

Full Year

About 5 percentage points of revenue growth in constant currency and 7 percentage points as reported were driven by organic products, with the remaining 2 percentage points in constant currency and as reported coming from products from recent acquisitions. About 62 percent of the Company’s full year revenue came from North America, while 38 percent came from International operations.

Total revenue year-over-year:

  Total revenue was $4.814 billion, up 7 percent in constant currency and 9 percent as reported. Full year results benefited from a large IT outsourcer renewal booked in the fourth quarter of fiscal year 2011 and a final license payment received in the third quarter of fiscal year 2012 that will not recur.
  North America revenue was $2.990 billion, up 11 percent in constant currency and as reported.
  International revenue was $1.824 billion, flat in constant currency and up 5 percent as reported.

Bookings year-over-year:

  Total bookings were $4.663 billion, down 5 percent in constant currency and as reported. Bookings in fiscal year 2011 were positively affected by the aforementioned renewal of approximately $500 million with a large IT outsourcer.
  North America bookings were $2.859 billion, down 12 percent in constant currency and as reported. North America bookings in fiscal year 2011 were positively affected by the large contract renewal mentioned above.
  International bookings were $1.804 billion, up 9 percent in constant currency and 10 percent as reported.

EXPENSES AND MARGIN

Fourth Quarter

Year-over-year GAAP results:

  Operating expenses, before interest and income taxes, were $887 million, up 8 percent in constant currency and 7 percent as reported.
  Operating income, before interest and income taxes, was $301 million, down 1 percent in constant currency and up 1 percent as reported.
  Operating margin was 25 percent, down 2 percentage points from the prior year period.

Year-over-year non-GAAP results, which exclude purchased software and other intangibles amortization, fiscal year 2007 restructuring costs, and certain other gains and losses (including recoveries and certain costs associated with derivative litigation matters and share-based compensation expense), and which include gains and losses on hedges that mature within the quarter, but which exclude gains and losses on hedges that do not mature within the quarter:

  Operating expenses, before interest and income taxes, were $811 million, up 8 percent in constant currency and 5 percent as reported.
  Operating income, before interest and income taxes, was $377 million, up 1 percent in constant currency and 6 percent as reported.
  Operating margin was 32 percent, flat with the previous year.

For the fourth quarter of fiscal year 2012, the Company’s effective GAAP tax rate was 27 percent, compared with 35 percent in the prior year. The Company’s effective non-GAAP tax rate was 28 percent, down from 29 percent in the prior year.

Full Year

Year-over-year GAAP results:

  Operating expenses, before interest and income taxes, were $3.425 billion, up 7 percent in constant currency and 8 percent as reported.
  Operating income, before interest and income taxes, was $1.389 billion, up 6 percent in constant currency and 11 percent as reported.
  Operating margin was 29 percent, up from 28 percent in the prior year.

Year-over-year non-GAAP results:

  Operating expenses, before interest and income taxes, were $3.167 billion, up 7 percent in constant currency and 8 percent as reported.
  Operating income, before interest and income taxes, was $1.647 billion, up 6 percent in constant currency and 11 percent as reported.
  The Company recorded a non-GAAP operating margin of 34 percent, flat with fiscal year 2011.

For the full year, the Company’s effective GAAP and non-GAAP tax rate was 31 percent, compared with 32 percent in the prior year.

SEGMENT INFORMATION

Beginning in the first quarter of fiscal year 2012, CA Technologies began reporting results in three segment areas: Mainframe Solutions, Enterprise Solutions and Services.

Fourth Quarter

  Mainframe Solutions revenue was $629 million, up 2 percent in constant currency and 1 percent as reported. Operating expense was $279 million and operating profit was $350 million. Operating margin was 56 percent, up from 52 percent a year ago.
  Enterprise Solutions revenue was $466 million, up 10 percent in constant currency and as reported. Operating expense was $445 million and operating profit was $21 million. Operating margin was 5 percent, down from 7 percent a year ago.
  Services revenue was $93 million, up 15 percent in constant currency and 13 percent as reported. Operating expense was $87 million and operating profit was $6 million. Operating margin was 6 percent, up from 2 percent a year ago.

Full Year

  Mainframe Solutions revenue was $2.612 billion, up 3 percent in constant currency and 5 percent as reported. Full year 2012 results were positively affected by a final license payment of $39 million in the third quarter and $55 million in revenue associated with the large IT outsourcer contract renewal. Operating expense was $1.140 billion and operating profit was $1.472 billion. Operating margin was 56 percent, up from 54 percent a year ago.
  Enterprise Solutions revenue was $1.820 billion, up 10 percent in constant currency and 12 percent as reported. Operating expense was $1.668 billion and operating profit was $152 million. Operating margin was 8 percent, flat from a year ago.
  Services revenue was $382 million, up 14 percent in constant currency and 17 percent as reported. Operating expense was $359 million and operating profit was $23 million. Operating margin was 6 percent, up from 5 percent a year ago.

CASH FLOW FROM CONTINUING OPERATIONS

  Cash flow from continuing operations in the fourth quarter was $776 million, compared with $634 million in the prior year. Cash flow was positively affected by an increase in collections over the previous year partially offset by higher cash taxes.
  For the full year, cash flow from continuing operations was $1.505 billion, compared with $1.377 billion in the prior fiscal year. Cash flow from operations was positively affected by increased collections and currency. This was partially offset by higher disbursements due primarily to acquisition costs and higher cash taxes.

CAPITAL STRUCTURE

  Cash, cash equivalents and marketable securities at March 31, 2012, were $2.679 billion.
  With $1.301 billion in total debt outstanding and $139 million in notional pooling, the Company’s net cash, cash equivalents and marketable securities position was $1.239 billion.
  In the fourth quarter, the Company repurchased approximately 15 million shares of stock for a total of $375 million. For the year, the Company repurchased approximately 41 million shares for a total of $925 million. In January 2012, the Company announced an enhanced capital allocation program aimed at returning up to $2.5 billion to shareholders through the fiscal year ending March 31, 2014 through an increased dividend and stock repurchases. During the fiscal year, the Company distributed $192 million in dividends to shareholders.
  The Company’s outstanding share count at March 31, 2012 was 466 million.

BUSINESS HIGHLIGHTS

During the fourth quarter the Company:

  Announced an enhanced capital allocation program that targets the return of up to $2.5 billion to CA Technologies shareholders through fiscal year ending March 31, 2014.
  Announced that 12 CA Technologies software products are now certified by VCE to run on Vblock™ Infrastructure Platforms. CA Technologies Vblock Ready™ offerings span IT automation and management capabilities including service management, virtualization, automation, service assurance and capacity management, allowing customers using VCE technology to automate their cloud deployments more quickly while containing costs.
  Announced new and enhanced offerings in its CA ecoSoftware solution designed to further extend the Company’s support for Data Center Infrastructure Management (DCIM) and IT energy management.
  Announced a new release of its CA Cross-Enterprise Application Performance Management (CA CE APM) which extends mainframe monitoring capabilities and provides richer information about the health and performance of key IT services.
  Announced several significant new features, partners, offerings and growth milestones in the Cloud Commons® ecosystem. Since the launch of the Cloud Commons Marketplace and Developer Studio in November, membership has increased by more than 40 percent and more than 500 members have joined the Developer Studio.
  Announced that the Federal Court of Australia has found that Independent Systems Integrators (ISI) of Sydney, Australia violated copyright laws and breached its duty of confidentiality in developing and selling a product using intellectual property from CA Technologies CA Datacom relational database management system.

OUTLOOK FOR FISCAL YEAR 2013

The Company provided its outlook for fiscal year 2013. The following guidance consists of "forward-looking statements" (as defined below).

The Company expects the following:

  Total revenue growth in a range of 2 percent to 4 percent in constant currency. At March 31, 2012 exchange rates, this translates to reported revenue of $4.85 billion to $4.95 billion.
  GAAP diluted earnings per share growth in constant currency in a range of 10 percent to 14 percent. At March 31, 2012 exchange rates, this translates to GAAP reported diluted earnings per share of $2.07 to $2.14.
  Non-GAAP diluted earnings per share growth in constant currency in a range of 9 percent to 12 percent. At March 31, 2012 exchange rates, this translates to reported non-GAAP diluted earnings per share of $2.45 to $2.53.
  Cash flow from continuing operations growth in a range of 4 percent to 6 percent in constant currency. At March 31, 2012 exchange rates, this translates to reported cash flow from operations of $1.56 billion to $1.59 billion.

This outlook also assumes no material acquisitions and a partial currency hedge of operating income. The Company expects a full-year GAAP operating margin of 30 percent and non-GAAP operating margin of 35 percent. The Company also expects an effective full-year GAAP and non-GAAP tax rate in a range of 30 to 31 percent.

The Company anticipates approximately 448 million shares outstanding at fiscal year 2013 year-end and weighted average diluted shares outstanding of approximately 461 million for the fiscal year.

“We believe the results in fiscal year 2012 and our outlook for fiscal year 2013 are the right steps towards achieving the long term guidance we issued to financial analysts in July of 2011,” McCracken said. “We reaffirmed that long term outlook in January when we announced our Enhanced Capital Allocation Program and are reaffirming that outlook now,” said McCracken.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its unaudited fourth quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

About CA Technologies

CA Technologies (NASDAQ: CA) is an IT management software and solutions company with expertise across all IT environments – from mainframe and distributed, to virtual and cloud. CA Technologies manages and secures IT environments and enables customers to deliver more flexible IT services. CA Technologies innovative products and services provide the insight and control essential for IT organizations to power business agility. The majority of the Global Fortune 500 relies on CA Technologies to manage evolving IT ecosystems. For additional information, visit CA Technologies at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, share-based compensation, fiscal year 2007 restructuring costs and certain other gains and losses, which includes recoveries and certain costs associated with derivative litigation matters and includes the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. Prior to fiscal year 2011, non-GAAP income also excludes the interest on convertible bonds. The effective tax rate on GAAP and non-GAAP income from operations is the Company’s provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period such items arise and the effective tax rate for non-GAAP income generally allocating the impact of discrete items pro rata to the fiscal year’s remaining reporting periods. Adjusted cash flow from operations excludes restructuring and other payments. Free cash flow excludes purchases of property, equipment and capitalized software development costs. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2011, which was the last day of our prior fiscal year. Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company’s Board of Directors, in its sole discretion, after considering various factors, including the Company’s financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company’s practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program, which is authorized through the fiscal year ending March 31, 2014, does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," “targets” and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company’s strategy by, among other things, effectively rebalancing the Company’s sales force to increase penetration in growth markets and with large enterprises that have not historically been significant customers, enabling the sales force to sell new products, improving the Company’s brand in the marketplace and ensuring the Company’s set of cloud computing, Software-as-a-Service and other new offerings address the needs of a rapidly changing market, while not adversely affecting the demand for the Company’s traditional products or its profitability; global economic factors or political events beyond the Company's control; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the ability to adapt to rapid technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the failure to expand partner programs; the ability to retain and attract adequate qualified personnel; the ability to integrate acquired companies and products into existing businesses; the ability to adequately manage and evolve financial reporting and managerial systems and processes; the ability of the Company’s products to remain compatible with ever-changing operating environments; breaches of the Company’s software products and the Company’s and customers’ data centers and IT environments; discovery of errors in the Company's software and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; risks associated with sales to government customers; access to software licensed from third parties; risks associated with the use of software from open source code sources; access to third-party code and specifications for the development of code; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company’s license agreements as well as the timing of orders from customers and channel partners; the failure to renew large license transactions on a satisfactory basis; changes in market conditions or the Company’s credit ratings; fluctuations in foreign currencies; the failure to effectively execute the Company’s workforce reductions; successful outsourcing of various functions to third parties; events or circumstances that would require us to record a goodwill impairment charge; potential tax liabilities; acquisition opportunities that may or may not arise; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should our assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated or targeted. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2012 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Revenue	2012	2011	2012	2011
Subscription and maintenance revenue	$986	$970	$4,021	$3,822
Professional services	93	82	382	327
Software fees and other	109	76	411	280
Total revenue	$1,188	$1,128	$4,814	$4,429
Expenses
Costs of licensing and maintenance	$79	$71	$286	$278
Cost of professional services	87	80	357	303
Amortization of capitalized software costs	61	48	225	192
Selling and marketing	356	355	1,394	1,286
General and administrative	131	107	462	451
Product development and enhancements	126	108	510	471
Depreciation and amortization of other intangible assets	42	51	176	187
Other expenses, net	5	9	15	7
Total expenses before interest and income taxes	$887	$829	$3,425	$3,175
Income from continuing operations before interest and income taxes	$301	$299	$1,389	$1,254
Interest expense, net	11	10	35	45
Income from continuing operations before income taxes	$290	$289	$1,354	$1,209
Income tax expense	79	102	416	386
Income from continuing operations	$211	$187	$938	$823
Income from discontinued operations, net of income taxes	-	1	13	4
Net income	$211	$188	$951	$827

Basic income per share
Income from continuing operations	$0.45	$0.37	$1.91	$1.60
Income from discontinued operations	-	-	0.03	0.01
Net income	$0.45	$0.37	$1.94	$1.61
Basic weighted average shares used in computation	466	503	486	506

Diluted income per share
Income from continuing operations	$0.45	$0.37	$1.90	$1.60
Income from discontinued operations	-	-	0.03	0.01
Net income	$0.45	$0.37	$1.93	$1.61
Diluted weighted average shares used in computation	467	505	487	507

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	March 31,	March 31,
	2012	2011
	(unaudited)
Cash and cash equivalents	$2,679	$3,049
Marketable securities	-	75
Trade accounts receivable, net	902	849
Deferred income taxes	231	244
Other current assets	153	152
Total current assets	$3,965	$4,369

Marketable securities	$-	$104
Property and equipment, net	386	437
Goodwill	5,856	5,686
Capitalized software and other intangible assets, net	1,389	1,284
Deferred income taxes	151	285
Other noncurrent assets, net	250	246
Total assets	$11,997	$12,411

Current portion of long-term debt and loans payable	$14	$269
Deferred revenue (billed or collected)	2,658	2,597
Deferred income taxes	14	68
Other current liabilities	1,065	987
Total current liabilities	$3,751	$3,921

Long-term debt, net of current portion	$1,287	$1,282
Deferred income taxes	44	64
Deferred revenue (billed or collected)	972	969
Other noncurrent liabilities	546	555
Total liabilities	$6,600	$6,791

Common stock	$59	$59
Additional paid-in capital	3,491	3,615
Retained earnings	4,865	4,106
Accumulated other comprehensive loss	(108)	(65)
Treasury stock	(2,910)	(2,095)
Total stockholders’ equity	$5,397	$5,620
Total liabilities and stockholders’ equity	$11,997	$12,411

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	March 31,
	2012	2011
Operating activities from continuing operations:
Net income	$211	$188
Income from discontinued operations	-	(1)
Income from continuing operations	$211	$187
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	103	99
Provision for deferred income taxes	(94)	(47)
Provision for bad debts	2	1
Share-based compensation expense	28	19
Asset impairments and other non-cash items	5	2
Foreign currency transaction losses	12	1
Changes in other operating assets and liabilities, net of effect of acquisitions:
(Increase) decrease in trade accounts receivable, net	(57)	35
Increase in deferred revenue	486	176
(Decrease) increase in taxes payable, net	(13)	74
Increase in accounts payable, accrued expenses and other	40	28
Increase in accrued salaries, wages and commissions	53	35
Changes in other operating assets and liabilities	-	24
Net cash provided by operating activities - continuing operations	$776	$634
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(14)	$-
Purchases of property and equipment	(19)	(19)
Capitalized software development costs	(43)	(54)
Proceeds from (purchases in) marketable securities, net	182	(13)
Other investing activities	(1)	(1)
Net cash used in investing activities - continuing operations	$105	$(87)
Financing activities from continuing operations:
Dividends paid	$(117)	$(21)
Purchases of common stock, including accelerated share repurchase	(500)	(47)
Debt borrowings (repayments)	8	(4)
Exercise of common stock options and other	26	3
Net cash used in financing activities - continuing operations	$(583)	$(69)
Net change in cash and cash equivalents before effect of exchange rate changes on cash - continuing operations	$298	$478
Effect of exchange rate changes on cash	$29	$49
Cash (used in) provided by operating activities - discontinued operations	$(6)	$4
Increase in cash and cash equivalents	$321	$531
Cash and cash equivalents at beginning of period	$2,358	$2,518
Cash and cash equivalents at end of period	$2,679	$3,049

Table 4
CA Technologies
Operating Segments
(unaudited)
(in millions)

	Three Months Ended March 31, 2012				Fiscal Year Ended March 31, 2012
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$629	$466	$93	$1,188	$2,612	$1,820	$382	$4,814
Expenses (3)	279	445	87	811	1,140	1,668	359	3,167
Segment profit	$350	$21	$6	$377	$1,472	$152	$23	$1,647
Segment operating margin	56%	5%	6%	32%	56%	8%	6%	34%

Segment profit				$377				$1,647
Less:
Purchased software amortization				27				103
Other intangibles amortization				15				65
Share-based compensation expense				28				89
Other unallocated operating gains, net (4)				6				1
Interest expense, net				11				35
Income from continuing operations before income taxes				$290				$1,354

	Three Months Ended March 31, 2011				Fiscal Year Ended March 31, 2011
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$621	$425	$82	$1,128	$2,479	$1,623	$327	$4,429
Expenses (3)	295	397	80	772	1,129	1,501	310	2,940
Segment profit	$326	$28	$2	$356	$1,350	$122	$17	$1,489
Segment operating margin	52%	7%	2%	32%	54%	8%	5%	34%

Segment profit				$356				$1,489
Less:
Purchased software amortization				21				88
Other intangibles amortization				22				73
Share-based compensation expense				19				80
Other unallocated operating gains, net (4)				(5)				(6)
Interest expense, net				10				45
Income from continuing operations before income taxes				$289				$1,209
(1)	• Mainframe Solutions – Our Mainframe Solutions segment addresses the mainframe market and is focused on making significant investments in order to be innovative in key management disciplines across our broad portfolio of products. Ongoing development is guided by customer needs, our cross-enterprise management philosophy and our Mainframe 2.0 strategy, which offers management capabilities designed to appeal to the next generation of mainframe staff while also offering productivity improvements to today’s mainframe experts. Our mainframe business assists customers by addressing three major challenges: lowering costs, providing high service levels by sustaining critical workforce skills and increasing agility to help deliver on business goals.

• Enterprise Solutions – Our Enterprise Solutions segment includes products that operate on non-mainframe platforms, such as service assurance, security (identity and access management), project and portfolio management, service management, virtualization and service automation, SaaS, and cloud offerings. Our offerings help customers address their regulatory compliance demands, privacy needs, and internal security policies. Enterprise Solutions also focuses on delivering growth to the Company in the form of new customer acquisitions and revenue, while leveraging non-traditional routes-to-market and delivery models.

• Services – Our Services segment offers implementation, consulting, education and training services to customers, which is intended to promote a seamless customer experience and to increase the value that customers realize from our solutions.

(2)	We regularly enter into a single arrangement with a customer that includes Mainframe Solutions segment software products, Enterprise Solutions segment software products and Services. The amount of contract revenue assigned to segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each segment is then recognized in a manner consistent with the revenue recognition policies we apply to the customer contract for purposes of preparing the Condensed Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs, general and administrative costs and amortization of the cost of internally developed software. Allocated segment costs primarily include indirect selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist only of direct costs and there are no allocated or indirect costs for the Services segment.

(4)	Other unallocated operating gains, net consists of restructuring costs associated with the Company's Fiscal 2007 Plan, foreign exchange derivative (gains) losses, and other miscellaneous costs.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(in millions)

	Three Months Ended March 31,
				% Increase
			% Increase	(Decrease)
			(Decrease)	in Constant
	2012	2011	in $ US	Currency (1)

Bookings	$1,542	$1,889	(18%)	(17%)

Revenue:
North America	$748	$689	9%	9%
International	440	439	0%	1%
Total revenue	$1,188	$1,128	5%	6%

Revenue:
Subscription and maintenance	$986	$970	2%	2%
Professional services	93	82	13%	15%
Software fees and other	109	76	43%	44%
Total revenue	$1,188	$1,128	5%	6%

Segment Revenue:
Mainframe solutions	$629	$621	1%	2%
Enterprise solutions	466	425	10%	10%
Services	93	82	13%	15%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$811	$772	5%	8%
Total GAAP	887	829	7%	8%

	Fiscal Year Ended March 31,
				% Increase
			% Increase	(Decrease)
			(Decrease)	in Constant
	2012	2011	in $ US	Currency (1)

Bookings	$4,663	$4,888	(5%)	(5%)

Revenue:
North America	$2,990	$2,694	11%	11%
International	1,824	1,735	5%	0%
Total revenue	$4,814	$4,429	9%	7%

Revenue:
Subscription and maintenance	$4,021	$3,822	5%	3%
Professional services	382	327	17%	14%
Software fees and other	411	280	47%	45%
Total revenue	$4,814	$4,429	9%	7%

Segment Revenue:
Mainframe solutions	$2,612	$2,479	5%	3%
Enterprise solutions	1,820	1,623	12%	10%
Services	382	327	17%	14%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$3,167	$2,940	8%	7%
Total GAAP	3,425	3,175	8%	7%
(1)	Constant currency information is presented to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2011, which was the last day of our prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(in millions)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2012	2011	2012	2011
GAAP net income	$211	$188	$951	$827
GAAP income from discontinued operations, net of income taxes	-	(1)	(13)	(4)
GAAP income from continuing operations	$211	$187	$938	$823
GAAP income tax expense	79	102	416	386
Interest expense, net	11	10	35	45
GAAP income from continuing operations before interest and income taxes	$301	$299	$1,389	$1,254
GAAP operating margin (% of revenue) (1)	25%	27%	29%	28%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance(2)	$1	$-	$3	$3
Cost of professional services(2)	1	-	4	3
Amortization of capitalized software costs(3)	27	21	103	88
Selling and marketing(2)	11	7	36	30
General and administrative(2)	10	7	27	24
Product development and enhancements(2)	5	5	19	20
Depreciation and amortization of other intangible assets(4)	15	22	65	73
Other expenses (gains), net (5)	5	(7)	-	-
Restructuring and other (6)	1	2	1	(6)
Total Non-GAAP adjustment to operating expenses	$76	$57	$258	$235
Non-GAAP income from continuing operations before interest and income taxes	$377	$356	$1,647	$1,489
Non-GAAP operating margin (% of revenue) (7)	32%	32%	34%	34%

Interest expense, net	11	10	35	45

GAAP income tax expense	79	102	416	386
Non-GAAP adjustment to income tax expense(8)	23	(3)	79	74
Non-GAAP income tax expense	$102	$99	$495	$460
Non-GAAP income from continuing operations	$264	$247	$1,117	$984
(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	Non-GAAP adjustment consists of purchased software amortization.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists of gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP adjustment consists of Fiscal 2007 Restructuring Plan expense adjustments. Prior fiscal year 2011 includes a $9 million net gain from one-time stockholder derivative litigation settlements.

(7)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(8)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Operating Expenses	2012	2011	2012	2011

Total expenses before interest and income taxes	$887	$829	$3,425	$3,175

Non-GAAP operating adjustments:
Purchased software amortization	27	21	103	88
Other intangibles amortization	15	22	65	73
Share-based compensation	28	19	89	80
Restructuring and other (1)	1	2	1	(6)
Hedging losses (gains), net (2)	5	(7)	-	-
Total non-GAAP operating adjustments	$76	$57	$258	$235

Total non-GAAP operating expenses	$811	$772	$3,167	$2,940

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Diluted EPS from Continuing Operations	2012	2011	2012	2011

GAAP diluted EPS from continuing operations	$0.45	$0.37	$1.90	$1.60

Non-GAAP adjustments, net of taxes
Purchased software and other intangibles amortization	0.06	0.06	0.24	0.21
Share-based compensation	0.04	0.02	0.13	0.11
Restructuring and other (1)	-	-	-	-
Hedging losses (gains), net (2)	0.01	(0.01)	-	-
Non-GAAP effective tax rate adjustments (3)	-	0.04	-	-

Non-GAAP diluted EPS from continuing operations	$0.56	$0.48	$2.27	$1.92
(1)	Non-GAAP adjustment consists of Fiscal 2007 Restructuring Plan expense adjustments. Prior fiscal year 2011 includes a $9 million net gain from one-time stockholder derivative litigation settlements.

(2)	Non-GAAP adjustment consists of gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

(3)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes, the effect is recorded in the period such items arise but for non-GAAP purposes, such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(in millions)

	Three Months Ended		Fiscal Year Ended
	March 31, 2012		March 31, 2012
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$301	$377	$1,389	$1,647
Interest expense, net	11	11	35	35
Income from continuing operations before income taxes	$290	$366	$1,354	$1,612

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$102	$128	$474	$564
Adjustments for discrete and permanent items (2)	(23)	(26)	(58)	(69)
Total tax expense	$79	$102	$416	$495

Effective tax rate (3)	27.2%	27.9%	30.7%	30.7%

	Three Months Ended		Fiscal Year Ended
	March 31, 2011		March 31, 2011
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$299	$356	$1,254	$1,489
Interest expense, net	10	10	45	45
Income from continuing operations before income taxes	$289	$346	$1,209	$1,444

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$101	$121	$423	$505
Adjustments for discrete and permanent items (2)	1	(22)	(37)	(45)
Total tax expense	$102	$99	$386	$460

Effective tax rate (3)	35.3%	28.6%	31.9%	31.9%
(1)

Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Earnings per Share to
Projected Non-GAAP Earnings per Share
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2013

Projected GAAP diluted EPS from continuing operations range	$2.07	to	$2.14

Non-GAAP adjustments, net of taxes:
Purchased software and other intangibles amortization	0.23		0.24
Share-based compensation	0.15		0.15

Projected non-GAAP diluted EPS from continuing operations range	$2.45	to	$2.53
Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Table 10
CA Technologies
Reconciliation of Projected GAAP Operating Margin to
Projected Non-GAAP Operating Margin
(unaudited)

Fiscal Year Ending
Projected Operating Margin	March 31, 2013

Projected GAAP operating margin	30%

Non-GAAP adjustments, net of taxes:
Purchased software and other intangibles amortization	3%
Share-based compensation	2%

Projected non-GAAP operating margin	35%
Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Dan Kaferle
Public Relations
631-342-2111
daniel.kaferle@ca.com
or
Kelsey Doherty
Investor Relations
212-415-6844
kelsey.doherty@ca.com